SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
THE SECURITIES EXCHANGE ACT OF 1934

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[  ] Preliminary Information Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14C-5(D)(2))

[X] Definitive Information Statement

TRACK DATA CORPORATION
(Name of Registrant as Specified in Its Charter)

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[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_]
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4) Date filed:

___________05/05/09_____________________________________________________

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95 Rockwell Place
Brooklyn, New York 11217

Information Statement

This information statement is provided by the Board of Directors of Track Data Corporation, a Delaware corporation, in connection with a proposed action by written consent to authorize and approve an amendment to the Company's Certificate of Incorporation to effect a one-for-four reverse stock split of all issued and outstanding shares of the Company's Common Stock and to change the authorized shares from 60 million shares to 15 million shares of $.01 par value Common Stock.

Stockholders who own approximately 55% of the total outstanding votes of all issued and outstanding Common Stock of the Company have consented in writing on April 24, 2009 to the proposals, and these consents are sufficient to take the proposed actions. The Company does not intend to solicit any proxies or consents from any other stockholders in connection with these actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company's principal executive office address is 95 Rockwell Place, Brooklyn, New York, 11217. This Information Statement will be mailed to the Company's stockholders on or about May 7, 2009.

ITEM I.  PROPOSAL TO APPROVE A ONE-FOR-FOUR REVERSE STOCK SPLIT

The Board of Directors of the Company has adopted a proposal declaring advisable an amendment to the Certificate of Incorporation of the Company to effect a one-for-four reverse stock split of its issued and outstanding Common Stock and to change the authorized shares from 60,000,000 shares of $.01 par value Common Stock to 15,000,000 shares of $.01 par value Common Stock.  As of April 24, 2009, there were issued and outstanding 8,392,000 shares of Common Stock. Except for the receipt of cash in lieu of fractional interests, the proposed reverse stock split will not affect any stockholder's proportionate equity interest in the Company. The proposed form of the Certificate of Amendment of the Certificate of Incorporation is attached hereto as Exhibit A.

The amendment will not have any material impact on the aggregate of the capital and surplus represented by the shares of Common Stock. For financial statement purposes, approximately $63,000 will be transferred from Common Stock to additional paid in capital.  Adoption of the reverse stock split will reduce the presently authorized and outstanding shares of Common Stock as indicated in the table below. In connection with the reverse stock split, each stockholder on the Effective Date (as defined below) would receive one share of Common Stock in exchange for each 4 outstanding shares the stockholder then owns, and cash for any fractional share resulting from the reverse split.

	Before Split		After Split
Class of Stock	Authorized	Outstanding	Authorized	Outstanding
Common Stock	60,000,000	8,392,000	15,000,000	2,098,000

The number of outstanding shares after the reverse stock split is approximate. Except for the reverse split of the outstanding shares, the rights and privileges of holders of shares of Common Stock will remain the same after the proposed reverse stock split.

The Company does not currently intend to engage in any future transactions or business combinations which would qualify the Company for deregistration of the Common Stock from the reporting and other requirements of Federal securities laws.

It is expected that the Certificate of Amendment will become effective approximately 20 days after the date of mailing of this Information Statement, on or about May 7, 2009. The proposed reverse stock split will become effective at the close of business on the effective date of that filing (the "Effective Date"). Commencing after the Effective Date, each currently outstanding certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares resulting from the reverse stock split. Currently outstanding certificates do not have to be surrendered in exchange for new certificates in connection with the reverse stock split. Rather, new stock certificates reflecting the number of shares resulting from the reverse stock split will be issued only as currently outstanding certificates are transferred. The Company will provide stockholders with instructions as to how to exchange their certificates and encourage them to do so. The Company will obtain a new CUSIP number for its shares of Common Stock.

To the extent a stockholder holds a number of shares that would result in a residual fractional interest, the Company will pay, as soon as is practicable after the Effective Date, the closing bid price on the Effective Date for each share of Common Stock outstanding prior to the reverse stock split that comprises the fractional interest. Stockholders will not have the opportunity on or after the Effective Date to round off their stockholdings to avoid resulting fractional interests. The Company has 218 stockholders of record and believes that the approximate total number of beneficial holders of the Common Stock of the Company to be approximately 5,500, based on information received from the transfer agent and those brokerage firms who hold the Company's securities in custodial or "street" name. After the reverse stock split the Company estimates that it will continue to have approximately the same number of stockholders.

Reasons for the Reverse Stock Split

The Company’s principal stockholder has pledged 3 million shares of his common stock as collateral for the Company’s arbitrage trading activities.  The Company expects that its use of these shares as collateral will be facilitated by an increase in the per share price that might result from the reverse split.

The Company is not in compliance with certain of Nasdaq's continued listing requirements to remain listed on the Global Market, including the minimum bid price requirement of $1.  The Company will be able to meet the minimum bid price requirements if a sustained increase in the share price to $1 or more per share results from the reverse split. However, the Company would still fail to meet other listing requirements.

Rule 3a51-1 (the "Rule") under the Securities Exchange Act of 1934 requires broker-dealers to implement certain supplemental sales practice requirements when recommending and selling "designated securities" to customers in transactions not exempt under the Rule. The Rule exempts from its requirements the securities of issuers listed on national securities exchanges and the Nasdaq trading systems. Management of the Company believes that it is advantageous to maintain its listing on Nasdaq in order to maintain its exemption from Rule 3a51-1.

The Company also believes that the current per share price level of the Company's Common Stock has reduced the effective marketability of its shares because of the reluctance of many leading brokerage firms to recommend low priced stocks to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks.

The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed reverse stock split may increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders.

However, there can be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed reverse stock split will be maintained for any period of time.

Options

The Company also has outstanding options to acquire up to an aggregate of approximately 172,500 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options will be reduced to one-fourth the previous amounts and the per share exercise prices will be increased four times.

Federal Income Tax Consequences

The federal income tax consequences of the proposed reverse stock split will be as set forth below. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is therefore necessarily general in nature. Therefore, stockholders are advised to consult with their own tax advisors for more detailed information relating to their individual tax circumstances.

1.
The proposed reverse stock split will be a tax-free recapitalization for the Company and its stockholders to the extent that currently outstanding shares of stock are exchanged for other shares of stock after the split.

2.
The new shares in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of stock held by that stockholder immediately prior to the proposed reverse stock split if no fractional shares are present. If fractional shares are present as a result of the split, and the stockholder realizes a gain on the exchange, the stockholder will recognize a taxable gain equal to the lesser of the cash received or the gain realized. If fractional shares are present and a loss is realized on the exchange, the loss is not recognized, but rather the loss must be deferred until the stockholder disposes of the new stock in a taxable transaction. The stockholder's basis in the new stock is equal to the basis in the stock exchanged less any cash received plus gain recognized, if any.

3.
Stockholders who receive cash for fractional shares will be treated as if they had received such fractional shares and then sold them to the Company. Such stockholders will recognize gain or loss equal to the difference between the amount of cash received and their basis in the stock exchanged.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2009, information regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's officers and directors and (iii) all officers and directors of the Company as a group.  Unless otherwise indicated, each stockholder's address is c/o the Company, 95 Rockwell Place, Brooklyn, New York 11217.

	Shares Owned Beneficially (1)
Name	No. of Shares	% of Class

Barry Hertz (2)	4,702,775	56.	0%

Martin Kaye (3)	57,680	*

Stanley Stern (4)	19,953	*

Albert Drillick (5)	33,380	*

Abraham Biderman (6)	10,000	*

E. Bruce Fredrikson (7)	15,600	*

Philip Ort (6)	18,000	*

Shaya Sofer (6)	18,000	*

All Officers and Directors as a Group
(seven persons)(8)	172,613	2.	0%
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* = less than 1%
(1)
Unless otherwise indicated, (i) each person has sole investment and voting power with respect to the shares indicated and (ii) the shares indicated are currently outstanding shares.  For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.  For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  Subject to the foregoing, the percentages are calculated based on 8,392,000 shares outstanding.

(2)
Consists of 3,557,906 shares owned by Mr. Hertz, 1,025,880 shares owned by Trusts established in the names of Mr. Hertz’s children, 18,989 shares held by a family LLC managed by Mr. Hertz who owns 8% of such LLC and 100,000 shares owned by Rockwell Fulton Partners, LP, a partnership of which Mr. Hertz is the general partner.  Mr. Hertz disclaims beneficial interest in shares owned by the Trust and 92% of the family LLC not owned by him.

(3)	Consists of 7,680 shares owned of record and 50,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(4)	Consists of 9,953 shares owned of record and 10,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(5)
Consists of 30,220 shares owned of record jointly with his wife, 660 shares owned by a trust in the name of his child, and 2,500 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(6)	Consists of shares issuable upon the exercise of presently exercisable options granted under the Company’s Stock Option Plans.

(7)	Consists of 5,600 shares owned of record and 10,000 shares issuable upon the exercise of presently exercisable options granted under the Company's Stock Option Plans.

(8)	Consists of 54,113 outstanding shares and 118,500 shares issuable upon exercise of options described in footnotes 3 through 7 above.

NO RIGHTS OF APPRAISAL

Under the laws of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the Amendment to effect the Reverse Stock Split, and we will not independently provide stockholders with any such right.

APPROVAL REQUIRED

The approval of a majority of the outstanding stock entitled to vote on the record date, April 24, 2009, was necessary to approve the proposed amendments. As discussed above, stockholders with voting authority for stock representing 4,583,786 shares of 8,392,000 shares eligible to vote, or approximately 55%, of the votes of the Company's outstanding stock have consented in writing to the proposed amendments to the Certificate of Incorporation. The Company does not intend to solicit any proxies or consents from any other stockholders in connection with these actions.

Exhibit A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRACK DATA CORPORATION

Track Data Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	This Certificate of Amendment to the Certificate of Incorporation of the Corporation has been duly adopted pursuant to the provisions of Section 242 of the Delaware General Corporation Law.

2.	This Certificate of Amendment shall be effective at 6:00 p.m. on May 26, 2009 (such time and date, the "Effective Date").

3.	Paragraph Fourth (a) of the Certificate of Incorporation is amended to read in its entirety as follows:

"(a) The total number of shares of stock which the Corporation shall have the authority to issue is 15,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

4.
At the Effective Date, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-four without any further action on the part of the holders thereof.  No fractional shares will be issued.  Any stockholder that holds a number of shares that would become a fractional share as a result of the combination will instead be paid the closing bid price on the Effective Date for each share of Common Stock outstanding prior to the combination that comprises the fractional interest."

IN WITNESS WHEREOF, said Track Data Corporation has caused this certificate to be signed by its CEO, and its Assistant Secretary, this 5th day of May, 2009.

Track Data Corporation

By:	/s/ Martin Kaye	Attest:	/s/ Laurel Louison
	Martin Kaye, CEO		Laurel Louison, Assistant Secretary